Exhibit 99.1

The Hanover Reports Fourth Quarter Net Income of $1.57 per Diluted Share;

Operating Income(1) of $1.33 per Diluted Share;

Combined Ratio of 96.5% including Catastrophe Impact of 2.4 points;

Full year 2013 Net Income of $5.59 per Diluted Share

WORCESTER, Mass., February 5, 2014—The Hanover Insurance Group, Inc. (NYSE: THG) today reported net income of $70.1 million, or $1.57 per diluted share, for the fourth quarter of 2013, compared to a net loss of $55.0 million, or $1.24 per diluted share, in the fourth quarter of 2012. Operating income was $59.6 million, or $1.33 per diluted share, in the fourth quarter of 2013, compared to an operating loss of $73.4 million, or $1.65 per diluted share, in the fourth quarter last year. Prior-year results included the impact of $129 million, after tax, related to Superstorm Sandy losses.

Net income for the full year 2013 was $251.0 million, or $5.59 per diluted share, compared to net income of $55.9 million, or $1.23 per diluted share, in 2012. Operating income was $227.2 million, or $5.06 per diluted share, in 2013, compared to operating income of $15.1 million, or $0.33 per diluted share, last year.

Fourth Quarter and Full Year Highlights

•	Combined ratio of 96.5% in the fourth quarter and 96.7% for the full year, including 2.4 and 3.1 points of catastrophe losses, respectively

•	Net premiums written of $1.05 billion in the fourth quarter, up 1.7%; Net premiums written of $4.55 billion in 2013, up 4.2%

•	Strong price increases in both Commercial and Personal Lines continued in the fourth quarter

•	Net investment income of $68.1 million in the fourth quarter and $269.0 million for the full-year 2013

•	For the year, repurchased 1.6 million common shares for $78 million, at an average price of $48.26 per share

•	Book value per share was $59.43, up 1.4% from December 31, 2012, and up 1.7% from September 30, 2013, as growth in book value from earnings was partially offset by a decline in net unrealized gains from higher prevailing interest rates

•	On December 6, the Board of Directors increased the quarterly dividend on common shares by 12%, to $0.37 per share

(1)	See information about this and other footnotes throughout this press release on the final page of this document.

In millions, except per share amounts	Three months ended December 31		Twelve months ended December 31
	2013	2012	2013	2012
Net premiums written	$1,051.5	$1,033.9	$4,552.7	$4,368.4
Operating income (loss)	59.6	(73.4)	227.2	15.1
per diluted share	1.33	(1.65)	5.06	0.33
Net income (loss)	70.1	(55.0)	251.0	55.9
per diluted share	1.57	(1.24)	5.59	1.23
Net investment income	68.1	70.1	269.0	276.6
Book value per share	$59.43	$58.59	$59.43	$58.59
Ending shares outstanding	43.7	44.3	43.7	44.3
Combined ratio	96.5%	115.7%	96.7%	104.4%
Combined ratio, excluding catastrophe losses(2)	94.1%	96.9%	93.6%	95.7%

“We are pleased with our strong results in the quarter, which cap a successful year,” said Frederick H. Eppinger, president and chief executive officer at The Hanover. “We achieved record full-year net income of $5.59 per share, and the highest pre-tax earnings, excluding catastrophe losses, since becoming a public company in 1995. The combined ratio, excluding catastrophe losses, of 93.6% in 2013 improved by more than two points from 2012. The underwriting margin expansion on an ex-cat basis reflects improved combined ratios in both Commercial and Personal Lines, while Chaucer continued to deliver positive results in 2013.

“We achieved pricing increases in Core Commercial Lines in line with the third quarter at 9%, with improved retention. In Personal Lines, we continued to drive strong rate increases of 8%, while managing our book to higher-quality accounts and a more diversified mix.

“While our financial achievements for the year were significant, we are equally pleased with the progress we made on our strategic priorities and how well this positions us for further success in 2014. At the same time, we have strong growth momentum in the market, as the breadth of our innovative product offerings, our underwriting expertise, thoughtful pricing, and our selective distribution strategy continue to resonate with our partners,” he said.

“For the year, we increased book value by 1.4% and delivered an operating ROE of 10%. Excluding net unrealized investment gains, book value increased 8%, reflecting earnings growth throughout the year. As importantly, our strategic progress has laid the foundation to deliver continued improvement in earnings in 2014,” Eppinger said.

Operating Highlights

Commercial Lines

Commercial Lines operating income before taxes was $34.7 million this quarter, compared to an operating loss of $112.9 million in the prior-year quarter. The Commercial Lines combined ratio was 100.1% in the current quarter, compared to 131.8% in the prior-year quarter. Catastrophe losses were $7.7 million, or 1.5 points of the current quarter combined ratio, compared to $126.9 million, or 27.2 points, in the prior-year quarter. Fourth quarter 2013 results also reflected net unfavorable prior-year reserve development of $0.3 million, or 0.1 points of the combined ratio, compared to net unfavorable development of $9.6 million, or 2.1 points, in the fourth quarter of 2012.

Commercial Lines current accident year combined ratio, excluding catastrophe losses(3), was 98.5% in the current quarter, compared to 102.5% in the prior-year quarter and 99.9% for the full-year 2012. The 4-point improvement in the loss ratio was driven by rate and other underwriting actions. This was partially offset by a higher level of performance-based compensation incurred in the quarter, reflecting improved overall results for the year.

Net premiums written were $471.6 million in the current quarter, up 8.1% from the prior-year quarter, driven by growth in Core Commercial Lines, including continued renewal price gains and increased new business.

The following table summarizes premiums and the components of the combined ratio for Commercial Lines:

$ in millions	Three months ended December 31		Twelve months ended December 31
	2013	2012	2013	2012
Net premiums written	$471.6	$436.4	$2,007.2	$1,902.0
Net premiums earned	503.3	466.3	$1,958.4	1,811.5
Operating income (loss) before taxes	34.7	(112.9)	132.4	(80.3)
Loss and LAE ratio	61.3%	93.3%	62.4%	74.5%
Expense ratio(4)	38.8%	38.5%	38.0%	37.7%

Combined ratio	100.1%	131.8%	100.4%	112.2%

Combined ratio, excluding catastrophe losses	98.6%	104.6%	98.4%	101.5%
Current accident year combined ratio, excluding catastrophe losses	98.5%	102.5%	98.2%	99.9%

Personal Lines

Personal Lines operating income before taxes was $30.5 million this quarter, compared to an operating loss of $29.0 million in the prior-year quarter. The Personal Lines combined ratio was 96.5% in the current quarter, compared to 113.6% in the prior-year quarter. Catastrophe losses were $12.7 million, or 3.6 points of the current quarter combined ratio, compared to $51.7 million, or 14.1 points, in the prior-year quarter. Current quarter results also reflected net unfavorable prior-year reserve development of $3.2 million, or 0.9 points of the combined ratio, compared to net unfavorable reserve development of $11.3 million, or 3.1 points, in the fourth quarter of 2012.

Personal Lines current accident year combined ratio, excluding catastrophe losses, was 92.0%, compared to 96.4% in the prior-year quarter. Rate and other underwriting actions drove loss ratio improvement of 6 points over the prior-year quarter and 3 points over the full-year 2012. Substantial improvement in the loss ratio was partially offset by a higher level of performance-based compensation incurred in the quarter reflecting improved overall results for the year.

Net premiums written were $342.9 million this quarter, down 5.6% compared to the prior-year quarter. Rate increases in the auto and homeowners lines were more than offset by continuing exposure and mix management initiatives.

The following table summarizes premiums and the components of the combined ratio in Personal Lines:

$ in millions	Three months ended December 31		Twelve months ended December 31
	2013	2012	2013	2012
Net premiums written	$342.9	$363.4	$1,428.0	$1,475.6
Net premiums earned	355.3	365.8	1,454.2	1,459.9
Operating income (loss) before taxes	30.5	(29.0)	118.6	25.5
Loss and LAE ratio	66.7%	85.7%	68.8%	76.5%
Expense ratio	29.8%	27.9%	27.9%	27.3%

Combined ratio	96.5%	113.6%	96.7%	103.8%

Combined ratio, excluding catastrophe losses	92.9%	99.5%	92.1%	94.6%
Current accident year combined ratio, excluding catastrophe losses	92.0%	96.4%	91.2%	92.8%

Chaucer

Chaucer’s operating income before taxes was $40.2 million this quarter, compared to $39.5 million in the prior-year quarter. Chaucer’s combined ratio was 89.6%, compared to 88.5% in the fourth quarter of 2012. Catastrophe losses were $7.5 million, or 2.7 points of the combined ratio, compared to $24.7 million, or 9.9 points, in the same period last year. Current quarter results also reflected net favorable prior-year reserve development of $22.8 million, or 8.1 points of the combined ratio, compared to net favorable reserve development of $28.7 million, or 11.5 points, in the fourth quarter of 2012. Favorable reserve development in the current quarter was primarily driven by better-than-expected loss experience in marine, as well as a favorable impact due to foreign currency movements.

Chaucer’s current accident year combined ratio, excluding catastrophe losses, was 95.0%, compared to 90.1% in the prior-year quarter. The increase was primarily due to an unusually low level of non-catastrophe large loss events in the fourth quarter of 2012 compared to a more historically normal level of losses in the current quarter.

Net premiums written were $237.0 million in the fourth quarter of 2013, up 1.2% over the prior-year quarter. Higher premiums retained at Chaucer from its non-renewal of a quota share arrangement were partially offset by a reduction in estimated premiums in the Energy line.

The following table summarizes premiums and the components of the combined ratio in the Chaucer segment:

$ in millions	Three months ended December 31		Twelve months ended December 31
	2013	2012	2013	2012
Net premiums written	$237.0	$234.1	$1,117.5	$990.5
Net premiums earned	282.1	250.4	1,037.9	966.8
Operating income before taxes	40.2	39.5	150.4	136.8
Loss and LAE ratio	51.0%	49.4%	51.8%	52.4%
Expense ratio	38.6%	39.1%	37.8%	37.9%

Combined ratio	89.6%	88.5%	89.6%	90.3%

Combined ratio, excluding catastrophe losses	86.9%	78.6%	86.3%	86.0%
Current accident year combined ratio, excluding catastrophe losses	95.0%	90.1%	95.4%	93.5%

Full Year 2013 Operating Results

Operating income before taxes was $393.4 million for the full year of 2013, resulting in a combined ratio of 96.7%. In 2012, operating income before taxes was $75.1 million and the combined ratio was 104.4%.

Commercial and Personal Lines operating income before taxes was $251.0 million for the full year of 2013, compared to an operating loss of $54.8 million in the prior year, which translated into combined ratios of 98.8% and 108.4%, respectively. The current-year operating results reflected substantially lower catastrophe losses, lower unfavorable development on prior year loss reserves, as well as significant improvement in accident-year loss ratios, excluding catastrophe losses.

The Commercial and Personal Lines current accident year combined ratio, excluding catastrophe losses, was 95.2% in 2013, an improvement of 1.5 points from 96.7% in 2012. Loss ratios declined by 2 points in both Commercial and Personal Lines. The expense ratio increased by 0.6 points in 2013, reflecting a higher level of performance-based compensation due to overall improved earnings compared to 2012.

Chaucer produced operating income before taxes of $150.4 million, which included $34.4 million, or 3.3 points, of catastrophe losses, and $94.6 million, or 9.1 points, of net favorable development of prior-year loss reserves. In 2012, Chaucer produced operating income before taxes of $136.8 million, which included $41.7 million, or 4.3 points, of catastrophe losses, and $72.6 million, or 7.5 points, of net favorable development on prior-year loss reserves.

Net premiums written were $4.55 billion in 2013, up 4% from $4.37 billion in 2012. The increase in net premiums written reflected growth in Commercial Lines, as well as higher premiums retained by Chaucer, partially offset by reductions as the result of the previously mentioned exposure and mix management initiatives, particularly in Personal Lines.

Investments

Net investment income was $68.1 million this quarter, compared to $70.1 million in the prior-year period. For the full year, net investment income was $269.0 million, compared to $276.6 million in 2012. The decrease in both periods was due primarily to the impact of lower new money yields, partially offset by the investment of higher operating cash flows. The average pre-tax earned yield on fixed maturities was 3.86% and 4.10% for the quarters ended December 31, 2013 and 2012, respectively, and 3.95% and 4.26% for the full years 2013 and 2012, respectively.

Net realized investment gains were $10.7 million in the fourth quarter of 2013, including $2.3 million of impairment charges. In the fourth quarter of 2012, net realized investment gains were $18.9 million, including $2.1 million of impairment charges.

For the full year 2013, net realized investment gains were $33.5 million, including $6.0 million of impairment charges. For the full year of 2012, net realized investment gains were $23.6 million, including $7.8 million of impairment charges.

The company held $8.1 billion in cash and invested assets at December 31, 2013.

Fixed maturities and cash represented 92% of the investment portfolio. Approximately 94% of the company’s fixed maturity portfolio is rated investment grade. Net unrealized investment gains on the portfolio decreased $220.4 million during 2013, to $222.3 million at December 31, 2013, from $442.7 million at December 31, 2012. During the fourth quarter, net unrealized investment gains decreased $28.2 million. The decline in net unrealized investment gains for the quarter and the year primarily resulted from the impact of higher prevailing market interest rates, partially offset by continued improvement in the equity markets.

Capitalization and Shareholders’ Equity

Book value per share was $59.43, an increase of 1.4% from December 31, 2012, and 1.7% from September 30, 2013, as growth in book value from earnings was partially offset by a decline in net unrealized gains from higher prevailing interest rates.

During the quarter, the company repurchased $34.9 million par value of outstanding 7.5% senior debt. The company’s total capital at December 31, 2013 was $3.5 billion.

In 2013, the company repurchased approximately 1.6 million common shares for $78 million, at an average price of $48.26 per share. The company did not repurchase any shares in the fourth quarter of 2013. On February 5, the company had approximately $132 million of capacity remaining under its $600 million stock repurchase program.

Earnings Conference Call

The Hanover will host a conference call to discuss its fourth quarter results on Thursday, February 6, at 10:00 a.m. Eastern Time. A PowerPoint slide presentation will accompany the prepared remarks and has been posted on The Hanover Web site. Interested investors and others can listen to the call and access the presentation through The Hanover’s Web site, located at www.hanover.com, in the “About Us-Investors” section. Investors may access the conference call by dialing 866-318-8618; if calling internationally, please dial 617-399-5137; conference code: 58849189. Web-cast participants should go to the Web site 15 minutes early to register, download, and install any necessary audio software. A re-broadcast of the conference call will be available on this Web site approximately two hours after the call.

Financial Supplement

The Hanover’s fourth quarter earnings news release and financial supplement are available in the “About Us-Investors” section of the company’s Web site at www.hanover.com.

Condensed Consolidated Balance Sheet

$ in millions	December 31, 2013	December 31, 2012
Assets
Total investments	$7,593.3	$7,478.3
Cash and cash equivalents	486.2	564.8
Premiums and accounts receivable, net	1,324.6	1,308.8
Reinsurance recoverable on paid and unpaid losses and unearned premiums	2,335.0	2,479.7
Other assets	1,639.6	1,653.3

Total assets	$13,378.7	$13,484.9

Liabilities
Loss and loss adjustment expense reserves	$6,231.5	$6,197.0
Unearned premiums	2,515.8	2,474.8
Debt	903.9	849.4
Other liabilities	1,133.0	1,368.3

Total liabilities	$10,784.2	$10,889.5

Total shareholders’ equity	$2,594.5	$2,595.4

Total liabilities and shareholders’ equity	$13,378.7	$13,484.9

Condensed Consolidated Income Statement

	Three months ended December 31		Twelve months ended December 31
$ in millions	2013	2012	2013	2012
Revenues
Premiums earned	$1,140.7	$1,082.5	$4,450.5	$4,239.1
Net investment income	68.1	70.1	269.0	276.6
Total net realized investment gains	10.7	18.9	33.5	23.6
Fees and other income	9.5	12.5	40.7	51.4

Total revenues	1,229.0	1,184.0	4,793.7	4,590.7

Losses and expenses
Losses and loss adjustment expenses	689.7	872.5	2,761.1	2,974.4
Amortization of deferred acquisition costs	251.9	241.1	971.0	938.1
Interest expense	16.6	15.2	65.3	61.9
Other operating expenses	182.6	161.6	667.2	587.6

Total losses and expenses	1,140.8	1,290.4	4,464.6	4,562.0

Income (loss) from continuing operations before income taxes	88.2	(106.4)	329.1	28.7
Income tax (benefit) expense	23.3	(51.1)	83.4	(17.4)

Income (loss) from continuing operations	64.9	(55.3)	245.7	46.1
Discontinued operations	5.2	0.3	5.3	9.8

Net income (loss)	$70.1	$(55.0)	$251.0	$55.9

The following is a reconciliation from operating income (loss) to net income (loss)(5):

	Three months ended December 31				Twelve months ended December 31
In millions, except per share amounts	2013		2012		2013		2012
	$ Amount	Per Share Diluted	$ Amount	Per Share Diluted	$ Amount	Per Share Diluted	$ Amount	Per Share Diluted
Operating income (loss) before taxes
Commercial Lines	$34.7		$(112.9)		$132.4		$(80.3)
Personal Lines	30.5		(29.0)		118.6		25.5
Chaucer	40.2		39.5		150.4		136.8
Other	(2.5)		(2.1)		(8.0)		(6.9)

Total	102.9		(104.5)		393.4		75.1
Interest expense	(16.6)		(15.2)		(65.3)		(61.9)

Operating income (loss) before income taxes	86.3	$1.93	(119.7)	$(2.69)	328.1	$7.31	13.2	$0.29
Income tax benefit (expense) on operating income	(26.7)	(0.60)	46.3	1.04	(100.9)	(2.25)	1.9	0.04

Operating income (loss) after taxes	59.6	1.33	(73.4)	(1.65)	227.2	5.06	15.1	0.33
Net realized investment gains	10.7	0.24	18.9	0.42	33.5	0.75	23.6	0.52
Non-operating items	(5.4)	(0.12)	(0.8)	(0.01)	(15.0)	(0.34)	7.4	0.17

Income (loss) from continuing operations, net of taxes	64.9	1.45	(55.3)	(1.24)	245.7	5.47	46.1	1.02
Other discontinued operations, net of taxes	5.2	0.12	0.3	—	5.3	0.12	9.8	0.21

Net income (loss)	$70.1	$1.57	$(55.0)	$(1.24)	$251.0	$5.59	$55.9	$1.23

Weighted average shares outstanding		44.8		44.5		44.9		45.3

Forward-Looking Statements and Non-GAAP Financial Measures

Forward-looking statements

Certain statements in this release or in the above-referenced conference call may be forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Use of the words “believes,” “anticipates,” “expects,” “projections,” “outlook,” “should,” “could,” “confident,” “plan,” “guidance,” “on track to” and similar expressions is intended to identify forward-looking statements. The company cautions investors that any such forward-looking statements are estimates or projections that involve significant judgment and that neither historical results and trends nor forward-looking statements are guarantees or necessarily indicative of future performance. Actual results could differ materially.

In particular, statements in this press release or in such conference call regarding underlying improvement in trends driven by rate and other underwriting actions, future margin expansion, the efficacy of business portfolio and exposure management changes, pricing and retention trends, the impact of frequency and severity trends on reserving actions, pricing and underwriting actions, the ability to continue to improve our financial performance and capitalize on growth opportunities, the ability to deliver on strategic and financial goals and improve shareholder returns, and statements in the above-referenced conference call regarding expectations and operating income, combined ratio, net premiums written and investment income guidance for 2014, including with respect to expectations for future reserve development, net written premium growth, new business growth, retention, the ability to achieve rate increases and maintain or improve ex-catastrophe accident year loss and expense ratios, moderation of current rate and pricing levels, the potential impact of capital actions and business investments, financial strength, the impact of product, account-based and geographic mix changes on future profitability and our positioning for “further success in 2014”, expectations for our legacy surety business, the impact of seasonality, the impact of various agency and exposure management actions on net premiums written and expectations for premium reductions, catastrophes losses and exposure in certain geographic areas, effective tax rates, weighted shares outstanding, returns on equity, the ability to improve investment yields, the impact of foreign currency fluctuations, and statements regarding expected financial results, combined ratio and profitability of Chaucer Holdings plc (“Chaucer”), are all forward-looking statements.

Investors should consider the risks and uncertainties in the company’s business that may affect such estimates and future performance, including (i) the inherent difficulties in arriving at such estimates, particularly with respect to current accident year results and loss reserve development or with respect to lines of business which are more volatile, or with respect to which historical losses are less predictive of future losses, or “longer tail” products, or, with respect to Chaucer, reported premium; (ii) the complexity of estimating losses from large catastrophe events or with respect to emerging issues where circumstances may delay reporting of the existence, nature or extent of losses or where “demand surge,” regulatory assessments, litigation, coverage and technical complexities or other factors may significantly impact the ultimate amount of such losses; (iii) the difficulties of estimating the impact of the current financial and economic environment on rates, investment income, the investment portfolio and capital, product demand, losses and competitor actions; (iv) the uncertainties of future rating agency requirements, which could affect the company as well as the company’s investment portfolio; (v) inherent volatility with respect to certain businesses, as a result of man-made or natural catastrophes or otherwise; (vi) the impact of the evolving regulatory and legal environment (including the pending expiration of the federal terrorism reinsurance program); and (vii) the inherent uncertainties of predicting future loss and pricing trends.

Investors are directed to consider the risks and uncertainties in the company’s business that may affect future performance and that are discussed in readily available documents, including the company’s annual report and other documents filed by The Hanover with the Securities and Exchange Commission (“SEC”) and which are also available at www.hanover.com under “About Us—Investors.” These uncertainties include the possibility of adverse catastrophe experiences (including terrorism) and severe weather; the uncertainty in estimating weather-related losses, and property and casualty losses (particularly with respect to products with longer tails or involving emerging issues and with respect to losses incurred as the result of new lines of business or reinsurance contracts); litigation and the possibility of adverse judicial decisions, including those which expand policy coverage beyond its intended scope; the ability to increase or maintain certain property and casualty insurance rates; the impact of new product introductions and expansion in new geographic areas; the impact of future acquisitions; adverse loss and loss adjustment expense development from prior years and adverse trends in mortality and morbidity and medical costs; changes in frequency and loss trends; the ability to increase renewal rates and new property and casualty policy counts; investment impairments (which may be affected by, among other things, the company’s ability and willingness to hold investment assets until they recover in value) and currency, credit and interest rate risk; the impact of competition; the economic environment; adverse state, federal and, with respect to Chaucer, international legislation or regulation or regulatory actions affecting Chaucer or the Society and Corporation of Lloyd’s; financial ratings actions; uncertainties in estimating indemnification liabilities recorded in conjunction with obligations undertaken in connection with the sale of various businesses; and uncertainties in general economic conditions (including inflation, particularly in various sectors such as healthcare) and in investment and financial markets, which, among other things, could result in increased impairments of fixed income investments or the inability to collect from reinsurers and the performance of the discontinued and run-off voluntary pools.

Non-GAAP financial measures

As discussed on page 43 of the 2012 Annual Report, The Hanover uses non-GAAP financial measures as important measures of its operating performance, including operating income, operating income before interest expense and taxes, operating income per share, and measures of operating income and loss ratios excluding catastrophe losses and reserve development. Operating income and operating income per share are non-GAAP measures. They are defined as net income excluding the after-tax impact of net realized investment gains (losses) (including gains and losses on certain derivative instruments), gains and losses from the repayment of the company’s debt, other non-operating items, and results from discontinued operations, and, in the case of “operating income per share,” divided by the average number of diluted shares of common stock. The definition of other financial measures and terms can be found in the 2012 Annual Report on pages 80-82.

Net realized investment gains and losses (including gains or losses on certain derivative instruments) are excluded for purposes of presenting operating income since they are largely determined by interest rates, financial markets and the timing of sales. Operating income also excludes net gains and losses on disposals of businesses, discontinued operations, restructuring costs, extraordinary items, the cumulative effect of accounting changes and certain other items. Operating income is the sum of the segment income from: Commercial Lines, Personal Lines, Chaucer and Other, after interest expense and taxes. Operating income may also be presented as “operating income before taxes”, which is operating income before interest expense and taxes. The Hanover believes that measures of operating income provide investors with a valuable measure of the performance of the company’s ongoing businesses because they highlight the portion of net income (losses) attributable to the core operations of the business.

The Hanover also provides measures of operating income and loss and combined ratios that exclude the effects of catastrophe losses. A catastrophe is a severe loss, resulting from natural or manmade events, including risks such as fire, hurricane, earthquake, windstorm, explosion, terrorism or other similar events. Each catastrophe has unique characteristics. Catastrophes are not predictable as to timing or loss amount in advance. The Hanover believes that a discussion of the effect of catastrophes is meaningful for investors to understand the variability of periodic earnings and loss and combined ratios.

Reserve development, which can be favorable or unfavorable, represents changes in the company’s estimate of the costs to resolve claims from prior years. The company believes that a discussion of loss and combined ratios excluding reserve development is helpful to investors since it provides insight into both its estimate of current year accident results and the accuracy of prior-year estimates. Calendar year loss ratios determined in accordance with GAAP, excluding reserve development, are sometimes referred to as “accident-year loss ratios”.

Income from continuing operations is the most directly comparable GAAP measure for operating income (and operating income before taxes) and measures of operating income that exclude the effects of catastrophe losses or reserve development. Operating income and measures of operating income that exclude the effects of catastrophe losses or reserve development should not be construed as substitutes for income from continuing operations or net income determined in accordance with GAAP. A reconciliation of operating income to income from continuing operations and net income for the three and twelve months ended December 31, 2013 and 2012 is set forth in the table on page 9 of this document and in the financial supplement.

Loss and combined ratios calculated in accordance with GAAP are the most directly comparable GAAP measures for loss and combined ratios calculated excluding the effects of catastrophe losses or reserve development. The presentation of loss and combined ratios calculated excluding the effects of catastrophe losses or reserve development should not be construed as a substitute for loss or combined ratios determined in accordance with GAAP.

Book value per share, excluding net unrealized gains and losses, is also a non-GAAP measure. It is calculated as total shareholders’ equity excluding the after-tax effect of unrealized investment gains and losses, divided by the number of common shares outstanding.

About The Hanover

The Hanover Insurance Group, Inc. (NYSE: THG), based in Worcester, Mass., is one of the top 25 property and casualty insurers in the United States. For more than 160 years, The Hanover has provided a wide range of property and casualty products and services to businesses, individuals, and families. The Hanover distributes its products through a select group of agents and brokers. Through its international member company, Chaucer, The Hanover also underwrites business at Lloyd’s of London in several major insurance and reinsurance classes including political risk, marine, aviation and energy. For more information, please visit hanover.com.

Contact Information

Investors:	Media:

Oksana Lukasheva	Michael F. Buckley

E-mail: olukasheva@hanover.com	E-mail: mibuckley@hanover.com

1-508-855-2063	1-508-855-3099

Definition of Reported Segments

Continuing operations include four operating segments: Commercial Lines, Personal Lines, Chaucer, and Other. The Commercial Lines segment offers a suite of products targeted at the small to mid-size business markets, which include commercial multiple peril, commercial automobile, workers’ compensation and other commercial coverages, such as specialty program business, inland marine, management and professional liability and surety. The Personal Lines segment markets automobile, homeowners and ancillary coverages to individuals and families. The Chaucer reporting segment represents THG’s international business written through Lloyd’s of London in several major insurance and reinsurance classes, including property, marine and aviation, energy, U.K. motor and casualty. The Other segment includes Opus Investment Management, Inc., which provides investment management services to institutions, pension funds and other organizations, the operations of the holding company, as well as a block of run-off voluntary pools business, in which we have not actively participated since 1995.

Footnotes

(1)	Operating income (loss), (referenced in prior releases as “segment income (loss) after tax”), and operating income (loss) per diluted share are non-GAAP measures. Operating income before taxes, as referenced in the results of our three business segments (referred to in prior releases, with respect to each segment, as “pre-tax segment income”), is defined as, with respect to such segment, operating income before taxes and interest expense. These measures are used throughout this document. The reconciliation of operating income to the closest GAAP measures, income from continuing operations and income from continuing operations per diluted share, respectively, is provided on page 9 of this press release. See the disclosure on the use of non-GAAP measures under the heading “Forward-Looking Statements and Non-GAAP Financial Measures.”
(2)	Combined ratio, excluding catastrophes, is a non-GAAP measure. This measure and measures excluding prior-year reserve development (“accident-year” ratios) are used throughout this document. The combined ratio (which includes catastrophe losses and prior-year loss reserve development) is the closest GAAP measure. See the disclosure on the use of non-GAAP measures under the heading “Forward-Looking Statements and Non-GAAP Financial Measures.”
(3)	This is a non-GAAP measure, which is equal to the combined ratio, excluding prior-year favorable reserve development and catastrophe losses. This measure also is used later in this document. See the disclosure on the use of non-GAAP measures under the heading “Forward-Looking Statements and Non-GAAP Financial Measures.”
(4)	Here, and later in this document, the expense ratio is reduced by installment fee revenues for purposes of the ratio calculation.
(5)	The separate financial information of each operating segment is presented consistent with the way results are regularly evaluated by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Management evaluates the results of the aforementioned operating segments without consideration of interest expense on debt and on a pre-tax basis. Operating income (loss) is determined by adjusting net income for net realized investment gains and losses, including certain gains or losses on derivative instruments. These gains and losses are excluded because they are determined by interest rates, financial markets and the timing of sales. Also, operating income excludes net gains and losses on disposals of businesses, discontinued operations, gains and losses from the repayment of debt, restructuring costs, extraordinary items, the cumulative effect of accounting changes and certain other items.